As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 333-111959

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDUCATION FUNDING CAPITAL I, LLC

(DEPOSITOR)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6189	27-0046437
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Six East Fourth Street Suite 310-A Cincinnati, Ohio 45202 (866) 300-8112		Douglas L. Feist, Esq. 12760 High Bluff Drive Suite 210 San Diego, California 92130 (858) 617-6080
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Executive Offices)		(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Patricia Mann Smitson, Esq. Thompson Hine LLP 312 Walnut Street 14th Floor Cincinnati, Ohio 45202 (513) 352-6700 (513) 241-4771 (telecopy)	Paul F. Sefcovic, Esq. Squire, Sanders & Dempsey L.L.P. 41 South High Street, Suite 1300 Columbus, Ohio 43215 (614) 365-2700 (614) 365-2499 (telecopy)

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by us in connection with the offering of the securities being registered herein. They are estimated as follows:

SEC registration fee		$161,800
Legal fees and expenses		[	]*
Accounting fees and expenses		[	]*
Blue Sky fees and expenses		[	]*
Rating agency fees		[	]*
Eligible Lender Trustee fees and expenses		[	]
Indenture Trustee fees and expenses		[	]
Printing expenses		[	]*
Miscellaneous		[	]*

Total	$	[	]*

*	Estimated. To be completed by amendment.

Item 15. Indemnification of Directors and Officers

The depositor’s Limited Liability Company Operating Agreement implements the provisions of the Delaware Limited Liability Company Act (the “Act”) that provide for the limitation of liability of the depositor’s members, directors and officers. The depositor’s Limited Liability Company Operating Agreement limits the liability of its members, directors and officers as described below.

The depositor’s Limited Liability Company Operating Agreement provides for the mandatory indemnification, to the fullest extent permitted under the Act and to the extent of the depositor’s assets, subject to certain exceptions, of each of the depositor’s present and former members, special members, officers, directors or independent directors, incurred by reason of the fact that such person is or was a member, special member, officer, director or independent director of the depositor, against any loss, damage or claim, including expenses, incurred by reason of any act or omission performed or omitted in good faith on behalf of the depositor and in a manner reasonably believed to be within the scope of the authority conferred on such person by the Limited Liability Company Operating Agreement, except damage or claim incurred by reason of gross negligence or willful misconduct. Furthermore, expenses (including legal fees) incurred by the depositor’s present and former members, special members, officers, directors or independent directors defending any claim, demand, action, suit or proceeding will be advanced prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is later determined that such person is not entitled to be indemnified.

The depositor has entered into an agreement with respect to its independent director in which the depositor has agreed to indemnify, hold harmless and defend the independent director or any of its affiliates from and against any and all claims, damages, liabilities and causes of action (including attorney’s fees and costs) imposed upon, or incurred by or asserted against, directly or indirectly, the independent director or any of its affiliates relating to or arising out of the agreement with the independent director, except in cases of willful misconduct or gross negligence.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Description of Document

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Trust Agreement*

3.2	Limited Liability Company Operating Agreement of Education Funding Capital I, LLC*

4.1	Form of Indenture of Trust*

4.2	Form of Series A Note (included as an exhibit to Exhibit 4.1)*

4.3	Form of Series B Note (included as an exhibit to Exhibit 4.1)*

5.1	Form of Opinion of Thompson Hine LLP with respect to legality*

8.1	Form of Opinion of Squire, Sanders & Dempsey L.L.P. with respect to federal tax matters*

23.1	Consent of Thompson Hine LLP (contained in its opinion filed as Exhibit 5.1)*

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (contained in its opinion filed as Exhibit 8.1)*

24.1	Power of Attorney (contained on signature page hereof)*

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Indenture Trustee

99.1	Form of Master Servicing Agreement*

99.2	Form of Depositor Transfer and Sale Agreement*

99.3	Form of Administration Agreement*

*	Previously filed.

Item 17. Undertakings

(a) As to Rule 415:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to provide to each underwriter at the closing specified in the underwriting agreements for the notes and certificates in such denominations and registered in such names as required by that underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 16, 2004.

EDUCATION FUNDING CAPITAL I, LLC

By:	/s/ Douglas L. Feist
Douglas L. Feist,
Executive Vice President and Secretary

POWER OF ATTORNEY

Each of the undersigned directors of Education Funding Capital I, LLC, a Delaware limited liability company, hereby constitutes and appoints Douglas L. Feist and Perry D. Moore, and each or any of them (with full power to act alone) as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.

Name	Title	Date
/s/ Michael H. Shaut Michael H. Shaut	(Director and President of Education Funding Capital I, LLC)	January 15, 2004

/s/ Douglas L. Feist Douglas L. Feist	(Director and Executive Vice President and Secretary of Education Funding Capital I, LLC)	January 15, 2004

/s/ Perry D. Moore Perry D. Moore	(Senior Vice President - Finance of Education Funding Capital I, LLC)	January 15, 2004

/s/ James G. Clark James G. Clark	(Executive Vice President and Treasurer of Education Funding Capital I, LLC)	January 15, 2004

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities for Education Funding Capital I, LLC noted on the dates indicated.

Name	Title	Date
/s/ Michael H. Shaut Michael H. Shaut	(Director and President of Education Funding Capital I, LLC)	April 16, 2004

/s/ Douglas L. Feist Douglas L. Feist	(Director and Executive Vice President and Secretary of Education Funding Capital I, LLC)	April 16, 2004

/s/ Perry D. Moore Perry D. Moore	(Senior Vice President - Finance of Education Funding Capital I, LLC)	April 16, 2004

/s/ James G. Clark James G. Clark	(Executive Vice President and Treasurer of Education Funding Capital I, LLC)	April 16, 2004

EXHIBIT INDEX

Exhibit No.	Description of Document

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Trust Agreement*

3.2	Limited Liability Company Operating Agreement of Education Funding Capital I, LLC*

4.1	Form of Indenture of Trust*

4.2	Form of Series A Note (included as an exhibit to Exhibit 4.1)*

4.3	Form of Series B Note (included as an exhibit to Exhibit 4.1)*

5.1	Form of Opinion of Thompson Hine LLP with respect to legality*

8.1	Form of Opinion of Squire, Sanders & Dempsey L.L.P. with respect to federal tax matters*

23.1	Consent of Thompson Hine LLP (contained in its opinion filed as Exhibit 5.1)*

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (contained in its opinion filed as Exhibit 8.1)*

24.1	Power of Attorney (contained on signature page hereof)*

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Indenture Trustee

99.1	Form of Master Servicing Agreement*

99.2	Form of Depositor Transfer and Sale Agreement*

99.3	Form of Administration Agreement*

*	Previously filed.